                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          FOX & HOUND RESTAURANT GROUP
                                       AT
                              $15.50 NET PER SHARE
                                       BY
                             NPSP ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                              F&H ACQUISITION CORP.

  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
           ON MONDAY, FEBRUARY 6, 2006, UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY
    TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER A NUMBER OF
 SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF FOX & HOUND
RESTAURANT GROUP (THE "COMPANY"), WHICH, TOGETHER WITH THE SHARES THEN OWNED BY
 F&H ACQUISITION CORP. ("PARENT") AND ITS SUBSIDIARIES (INCLUDING NPSP ACQUISITION
CORP. (THE "PURCHASER")), REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF
SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (II) EXPIRATION OR TERMINATION OF THE
  APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS
 ACT OF 1976, (III) THE OBTAINING OF ALL CONSENTS, APPROVALS OR AUTHORIZATIONS
REQUIRED BY ALL STATE, CITY OR LOCAL LIQUOR LICENSING BOARDS, AGENCIES OR OTHER
SIMILAR ENTITIES AND (IV) PARENT BEING SATISFIED THAT SECTION 203 OF THE DELAWARE
    GENERAL CORPORATION LAW IS INAPPLICABLE TO THE OFFER TO PURCHASE AND THE
                          POTENTIAL MERGER THEREAFTER.

    PARENT AND THE PURCHASER HAVE SOUGHT TO AND MAY AGAIN SEEK IN THEIR SOLE
   DISCRETION TO NEGOTIATE A BUSINESS COMBINATION WITH THE COMPANY. SUBJECT TO
 APPLICABLE LAW, THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING
     AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE
 CONSIDERATION TO BE OFFERED IN THE PROPOSED MERGER) UPON AND SUBJECT TO ENTERING
  INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT
 WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER
   WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH
MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY PARENT, THE PURCHASER
                                AND THE COMPANY.

                                    IMPORTANT

         Any  stockholder of the Company  desiring to tender Shares in the Offer should  either (i)  complete and sign the Letter of  Transmittal  or a facsimile thereof in accordance with the  instructions  in the Letter of Transmittal,  and mail or  deliver  the  Letter  of  Transmittal  together  with the  certificates representing  tendered Shares and all other required documents to American Stock
Transfer & Trust Company,  the  Depositary for the Offer,  or tender such Shares
pursuant  to  the   procedure  for   book-entry   transfer  set  forth  in  "The
Offer--Section  3--Book-Entry  Delivery"  or  (ii)  request  such  stockholder's broker,  dealer,  commercial  bank, trust company or other nominee to effect the transaction for such  stockholder.  Stockholders  whose Shares are registered in the name of a broker,  dealer,  commercial  bank, trust company or other nominee must contact such person if they desire to tender their Shares.

         Any  stockholder  who desires to tender  Shares and whose  certificates representing  such Shares are not  immediately  available,  or who cannot comply with the procedures for book-entry  transfer on a timely basis,  may tender such
Shares  pursuant  to  the  guaranteed  delivery  procedure  set  forth  in  "The
Offer--Section 3--Guaranteed Delivery".

         Questions  and  requests  for   assistance   may  be  directed  to  the
Information  Agent at its  address  and  telephone  number set forth on the back cover of this Offer to  Purchase.  Additional  copies of this Offer to Purchase, the Letter of Transmittal,  the Notice of Guaranteed  Delivery and other related materials may be obtained from the Information  Agent or from brokers,  dealers, commercial banks and trust companies.

         THIS OFFER TO PURCHASE AND THE RELATED  LETTER OF  TRANSMITTAL  CONTAIN
IMPORTANT  INFORMATION,  AND YOU SHOULD  CAREFULLY  READ BOTH IN THEIR  ENTIRETY
BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

January 6, 2006

                                       ii

                                TABLE OF CONTENTS

         7.  Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under

        12.  Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger;

                               SUMMARY TERM SHEET

         NPSP  Acquisition  Corp., a wholly owned  subsidiary of F&H Acquisition
Corp., is offering to purchase all outstanding shares of common stock, par value
$0.01 per share, of Fox & Hound  Restaurant Group ("Fox & Hound") for $15.50 net
per share in cash,  upon the terms and  subject to the  conditions  set forth in this Offer to Purchase and the related Letter of Transmittal.  The following are some of the questions you, as a Fox & Hound stockholder, may have and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and the related
Letter of Transmittal,  and the information contained in this summary term sheet is qualified in its entirety by the more detailed  descriptions and explanations contained in this Offer to Purchase and the related  Letter of  Transmittal.  We urge you to carefully  read this entire Offer to Purchase and the related Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

         Our name is NPSP Acquisition Corp. We are a Delaware corporation formed to serve as an acquisition  vehicle with no current  operations other than those incident to the  commencement of the offer. We are a wholly owned  subsidiary of
F&H Acquisition Corp., a Delaware corporation owned by Newcastle Partners, L.P., a Texas  limited  partnership  ("Newcastle"),  and Steel  Partners  II,  L.P., a
Delaware limited partnership ("Steel"). See "The Offer--Section 9".

WHAT SECURITIES ARE YOU OFFERING TO PURCHASE?

         We are offering to purchase all of the  outstanding  common stock,  par value  $0.01  per  share,  of Fox & Hound.  We refer to one share of Fox & Hound common stock as a "share" or "Share". See "Introduction".

HOW  MUCH  ARE YOU  OFFERING  TO PAY FOR MY  SECURITIES  AND WHAT IS THE FORM OF
PAYMENT?

         We are offering to pay you $15.50 per share in cash  without  brokerage fees,  commissions  or, except in certain  circumstances,  transfer  taxes.  See
"Introduction".

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

         Yes. We will need  approximately  $142.7 million to purchase all Shares pursuant  to the offer not already  owned by F&H  Acquisition  Corp.  and to pay related fees and expenses. As of January 5, 2006, Newcastle and Steel (together, the  "Sponsors")  had cash  and  cash  equivalents  and  short-term  investments substantially in excess of the approximately  $142.7 million required to acquire the  Shares.  Accordingly,  the  offer is not  conditioned  upon  any  financing arrangements. See "The Offer--Section 10".

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

         Because (i) the form of payment for your Shares consists solely of cash and (ii) the  purchase  of the  Shares  is not  conditioned  upon any  financing arrangements,  we do not think  our  financial  condition  is  material  to your decision whether to tender in the offer.

WHAT DOES THE BOARD OF  DIRECTORS OF FOX & HOUND  RESTAURANT  GROUP THINK OF THE
OFFER?

         Fox &  Hound's  Board  of  Directors  has not  approved  this  offer or otherwise  commented on it as of the date of this Offer to  Purchase.  Within 10 business days after the date of this Offer to Purchase,  Fox & Hound is required by law to  publish,  send or give to you  (and  file  with  the  Securities  and
Exchange  Commission)  a statement  as to whether it  recommends  acceptance  or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

         You have until the  expiration  date of the offer to tender.  The offer currently  is  scheduled  to expire at 12:00  Midnight,  New York City time,  on
Monday,  February 6, 2006.  We currently  expect that the offer will be extended until the principal  conditions to the offer,  which are  described  below,  are satisfied.  If the offer is extended,  we will issue a press release  announcing the extension at or before 9:00 A.M. New York City time on the next business day after the date the offer was scheduled to expire. See "The Offer--Section 1".

         We may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included,  will be an additional period of time beginning after we have purchased shares tendered during the offer,  during which  stockholders may tender,  but not withdraw,  their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See "The Offer--Section 1".

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

         The offer is  conditioned  upon,  among other  things,  (i) there being validly  tendered and not withdrawn  before the expiration of the offer a number of shares,  which,  together with the shares then owned by F&H Acquisition Corp.
and its subsidiaries (including us), represents at least a majority of the total number of shares  outstanding  on a fully  diluted  basis,  (ii)  expiration  or termination  of  the  applicable  waiting  period  under  the  Hart-Scott-Rodino
Antitrust  Improvements  Act of  1976,  (iii)  the  obtaining  of all  consents, approvals  or  authorizations  required  by all  state,  city  or  local  liquor licensing  boards,  agencies or other  similar  entities  and (iv) Parent  being
satisfied  that  Section  203  of  the  Delaware  General   Corporation  Law  is
inapplicable to the Offer to Purchase and the potential merger  thereafter.  See
"The Offer--Section 14".

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

         If we  decide  to extend  the  offer,  we will  inform  American  Stock
Transfer & Trust Company,  the  depositary for the offer,  of that fact and will make a public  announcement of the extension,  no later than 9:00 A.M., New York
City time,  on the next  business day after the date the offer was  scheduled to expire. See "The Offer--Section 1".

HOW DO I TENDER MY SHARES?

         To tender shares,  you must deliver the certificates  representing your shares,  together with a completed  Letter of Transmittal and any other required documents,  to American Stock  Transfer & Trust Company,  the depositary for the offer,  not later than the time the offer  expires.  If your  shares are held in street name by your broker,  dealer, bank, trust company or other nominee,  such nominee can tender your shares  through The  Depository  Trust  Company.  If you cannot  deliver  everything  required to make a valid  tender to the  depositary before the expiration of the offer,  you may have a limited amount of additional time by having a financial  institution  (including most banks, savings and loan associations  and brokerage  houses) that is a member of a recognized  Medallion
Program  approved by The Securities  Transfer  Association  Inc.,  including the
Securities  Transfer  Agents  Medallion  Program  (STAMP),  the  Stock  Exchange
Medallion  Program  (SEMP)  and the New  York  Stock  Exchange,  Inc.  Medallion
Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the depositary  within three business days.  However,  the depositary must receive the missing items within that three business day period. See "The Offer--Section 3".

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES?

         You can  withdraw  tendered  shares  at any time  until  the  offer has expired,  and, if we have not by March 7, 2006, agreed to accept your shares for payment,  you can  withdraw  them at any time  after  such time  until we accept shares for payment.  You may not,  however,  withdraw  shares  tendered during a subsequent offering period, if one is included. See "The Offer--Section 4".

HOW DO I WITHDRAW TENDERED SHARES?

         To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required  information  to American Stock Transfer &
Trust  Company  while  you  have the  right to  withdraw  the  shares.  See "The
Offer--Section 4".

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

         Subject to the terms and  conditions of the Offer,  we will pay for all validly  tendered  and  not  withdrawn  shares  promptly  after  termination  or withdrawal of the Offer. See "The Offer--Section 2".

         We will pay for your  validly  tendered  and not  withdrawn  shares  by depositing  the purchase  price with American  Stock  Transfer & Trust  Company, which will act as your agent for the purpose of receiving  payments  from us and transmitting  such  payments to you. In all cases,  payment for tendered  shares will be made only  after  timely  receipt  by  American  Stock  Transfer & Trust
Company of  certificates  for such shares (or of a confirmation  of a book-entry transfer  of such  shares  as  described  in "The  Offer--Section  3--Book-Entry
Delivery"),  a properly  completed and duly executed  Letter of Transmittal  (or facsimile  thereof) and any other required  documents for such shares.  See "The
Offer--Section 2".

WILL THE OFFER BE  FOLLOWED  BY A MERGER IF ALL THE FOX & HOUND  SHARES  ARE NOT
TENDERED IN THE OFFER?

         If we  accept  for  payment  and pay for a  number  of  Shares,  which,
together  with  the  Shares  then  owned  by  F&H  Acquisition   Corp.  and  its
subsidiaries  (including us),  represents at least a majority of the outstanding shares on a fully diluted basis,  NPSP  Acquisition  Corp.  expects to be merged with and into Fox & Hound.  If that merger takes place,  F&H  Acquisition  Corp.
will own all of the shares and all  remaining  stockholders  (other than us, F&H
Acquisition  Corp.,  the Sponsors and  stockholders  properly  exercising  their appraisal  rights) will receive the price per share paid in the offer.  See "The
Offer--Section 12--Purpose of the Offer; Plans for the Company".

IF A MAJORITY OF THE SHARES ARE TENDERED  AND  ACCEPTED FOR PAYMENT,  WILL FOX &
HOUND CONTINUE AS A PUBLIC COMPANY?

         If the  merger  takes  place,  Fox & Hound  will no longer be  publicly owned.  Even if the merger does not take place,  if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares  will no longer be eligible  to be traded on a  securities  exchange, there may not be a public  trading  market for the  shares,  and Fox & Hound may cease making filings with the  Securities  and Exchange  Commission or otherwise cease being  required to comply with the  Securities  and Exchange  Commission's rules relating to publicly held companies. See "The Offer--Section 7".

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

         If the offer is successful,  NPSP Acquisition Corp. expects to conclude a merger transaction in which all shares of Fox & Hound will be exchanged for an amount in cash per share equal to the price per share paid in the offer.  If the proposed  second-step merger takes place,  stockholders who do not tender in the offer (other than those properly exercising their appraisal rights) will receive the same  amount  of cash per share  that  they  would  have  received  had they tendered their shares in the offer.  Therefore,  if such merger takes place, the only difference  between tendering and not tendering shares in the offer is that tendering  stockholders will be paid earlier.  If, however,  the merger does not take place and the offer is consummated,  the number of stockholders  and shares that are still in the hands of the  public  may be so small  that  there will no longer be an active or liquid public  trading market (or,  possibly,  any public trading  market) for shares  held by  stockholders  other than NPSP  Acquisition
Corp.,  which may affect prices at which shares trade. Also, as described above,
Fox & Hound may cease making filings with the Securities and Exchange Commission or being required to comply with the Securities and Exchange  Commission's rules relating to publicly held companies. See "The Offer--Section 7".

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

         On December 9, 2005, the last full business day before the announcement of our intention to commence the offer,  the last reported  sales price of Fox &
Hound common stock reported on the Nasdaq was $13.22 per share.  Please obtain a recent quotation for your shares prior to deciding whether or not to tender.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

         In general, your sale of shares pursuant to the offer will be a taxable transaction  for U.S.  federal  income  tax  purposes  and may also be a taxable transaction under applicable  state,  local or foreign income or other tax laws.
You  should  consult  your tax  advisor  about  the tax  consequences  to you of participating in the offer in light of your particular  circumstances.  See "The
Offer--Section 5".

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         You can call MacKenzie  Partners,  Inc., the information  agent for the offer, at (212) 929-5500 (collect) or (800) 322-2885  (toll-free).  See the back cover of this Offer to Purchase.

To the Stockholders of Fox & Hound Restaurant Group:

                                  INTRODUCTION

         We, NPSP Acquisition Corp. (the  "Purchaser"),  a Delaware  corporation and wholly owned  subsidiary of F&H  Acquisition  Corp., a Delaware  corporation
("Parent"), are offering to purchase all outstanding shares of common stock (the
"Common  Stock"),  par  value  $0.01 per share  (the  "Shares"),  of Fox & Hound
Restaurant  Group, a Delaware  corporation (the "Company") for $15.50 per Share, net to the  seller in cash,  upon the terms and  subject to the  conditions  set forth in this Offer to Purchase and the related  Letter of  Transmittal  (which, together with any amendments or supplements thereto, collectively constitute the
"Offer").  Stockholders who have Shares registered in their own names and tender directly to American  Stock  Transfer & Trust  Company,  the  depositary for the
Offer (the  "Depositary"),  will not have to pay brokerage fees or  commissions.
Stockholders  with Shares held in street name by a broker,  dealer,  bank, trust company or other nominee  should consult with their nominee to determine if they charge any transaction  fees. Except as set forth in Instruction 6 of the Letter of Transmittal,  stockholders will not have to pay transfer taxes on the sale of
Shares  pursuant  to the Offer.  We will pay all  charges  and  expenses  of the
Depositary and MacKenzie  Partners,  Inc. (the "Information  Agent") incurred in connection with the Offer. See "The Offer--Section 16".

         The Offer is  conditioned  upon,  among other  things,  (i) there being validly tendered and not withdrawn before the Expiration Date (as defined below)
a number of Shares, which, together with the Shares then owned by Parent and its subsidiaries  (including us), represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the "Minimum Tender Condition"),
(ii)  expiration  or  termination  of the  applicable  waiting  period under the
Hart-Scott-Rodino  Antitrust  Improvements  Act of 1976 (the  "HSR  Condition"),
(iii) the obtaining of all consents, approvals or authorizations required by all state, city or local liquor licensing boards, agencies or other similar entities
(the "Liquor Condition") and (iv) Parent being satisfied that Section 203 of the
Delaware  General  Corporation  Law (the "Delaware  Law") is inapplicable to the
Offer and the potential merger thereafter (the "Section 203 Condition").

         According  to the  Company's  Quarterly  Report on Form  10-Q  filed on
October 17, 2005 with the Securities and Exchange  Commission (the "SEC"), as of
October 17, 2005, there were outstanding  10,029,307 Shares. Parent beneficially owns 836,049 Shares, representing approximately 8.3% of the outstanding Shares.

         The  purpose  of the Offer is to  acquire  control  of,  and the entire equity  interest in, the Company.  We currently  intend,  as soon as practicable after consummation of the Offer, to seek maximum representation on the Company's
Board  of  Directors  (the  "Company  Board")  and to seek to have  the  Company consummate a merger or other similar business combination with us (or one of our subsidiaries).  Under the Delaware Law, if we acquire,  pursuant to the Offer or otherwise,  at least 90% of the outstanding  Shares, we believe we would be able to approve a merger or other business  combination without a vote of the Company
Board  or  other  stockholders.  If we do  not  acquire  at  least  90%  of  the outstanding  Shares, we will have to seek approval of a merger or other business combination  by the  Company's  stockholders.  Approval  of a  merger  or  other business  combination  requires the affirmative vote of holders of a majority of the  outstanding  Shares.  Pursuant  to such  merger  or  business  combination, outstanding Shares not owned by Parent or its subsidiaries  (including us) would be converted  into the right to receive cash in an amount equal to the price per
Share provided pursuant to the Offer.

         Parent  and the  Purchaser  have  sought to and may again seek in their sole discretion to negotiate a business combination with the Company. Subject to applicable law, the Purchaser  reserves the right to amend the Offer  (including amending  the  number  of  Shares  to be  purchased,  the  offer  price  and the consideration to be offered in the proposed merger) upon and subject to entering into a merger  agreement  with the Company,  or to negotiate a merger  agreement with the Company not  involving a tender offer  pursuant to which the  Purchaser would  terminate  the Offer and the  Shares  would,  upon  consummation  of such merger, be converted into the consideration  negotiated by Parent, the Purchaser and the Company.

         According  to the  Company's  Annual  Report  on Form 10-K for the year ended  December 28, 2004 (the "Company  10-K"),  the Company did not declare any dividends  in  fiscal  2004 and 2003 and  does not  anticipate  paying  any cash dividends in the foreseeable  future.  If we acquire control of the Company,  we currently  intend that no dividends  will be declared on the Shares prior to the acquisition of the entire equity interest in the Company.

         This Offer to Purchase and the related  Letter of  Transmittal  contain important  information,  and you should  carefully  read both in their  entirety before you make a decision with respect to the Offer.

                                    THE OFFER

         1. TERMS OF THE OFFER. Upon the terms and subject to the conditions set forth in the Offer,  we will  accept for payment and pay for all Shares that are validly tendered before the Expiration Date and not withdrawn. "Expiration Date"
means 12:00 Midnight,  New York City time, on Monday,  February 6, 2006,  unless extended,  in which  event  "Expiration  Date" means the latest time and date at which the Offer, as so extended, shall expire.

         The Offer is subject to the conditions set forth in "The Offer--Section
14",  which  include,  among other things,  satisfaction  of the Minimum  Tender
Condition,  the  HSR  Condition,  the  Liquor  Condition  and  the  Section  203
Condition.  If any such  condition is not  satisfied,  we may (i)  terminate the
Offer and return all tendered Shares to tendering stockholders,  (ii) extend the
Offer and, subject to withdrawal rights as set forth in "The  Offer--Section 4", retain all such Shares until the  expiration of the Offer as so extended,  (iii)
waive such  condition  and,  subject to any  requirement to extend the period of time during which the Offer is open,  purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares,  subject to applicable law, until  satisfaction or waiver of the conditions to the Offer.

         Subject  to any  applicable  rules  and  regulations  of the  SEC,  the
Purchaser  expressly  reserves  the right  (but will not be  obligated),  in its reasonable  discretion,  at any time and from time to time, to extend the period during  which the Offer is open for any reason by giving oral or written  notice of the extension to the  Depositary and by making a public  announcement  of the extension.  During  any  extension,  all  Shares  previously  tendered  and  not withdrawn  will  remain  subject  to the  Offer  and  subject  to the right of a tendering stockholder to withdraw Shares.

         Subject to any applicable  rules and regulations of the SEC,  including
Rule  14e-1(c)  under the  Securities  Exchange  Act of 1934,  as  amended  (the
"Exchange Act"), the Purchaser  expressly reserves the right to (i) terminate or amend the Offer if any of the  conditions set forth in "The  Offer--Section  14"
has not been satisfied or (ii) waive any condition or otherwise  amend the Offer in any  respect,  in each  case,  by  giving  oral  or  written  notice  of such termination,  waiver  or  amendment  to the  Depositary  and by  making a public announcement  thereof,  as described below. Rule 14e-1(c) under the Exchange Act requires  the  Purchaser to pay the  consideration  offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

         If we decrease  the  percentage  of Shares  being sought or increase or decrease the  consideration  to be paid for Shares pursuant to the Offer and the
Offer is scheduled to expire at any time before the expiration of a period of 10 business  days from,  and  including,  the date that notice of such  increase or decrease is first  published,  sent or given in the manner  specified below, the
Offer shall be extended until the expiration of such period of 10 business days.
If we make any other material  change in the terms of or information  concerning the Offer or waive a material  condition of the Offer, we will extend the Offer, if required by applicable law, for a period  sufficient to allow you to consider the amended terms of the Offer. In a published release,  the SEC has stated that in its view an offer must remain open for a minimum  period of time  following a material  change in the terms of such offer and that the  waiver of a  condition such as the Minimum  Tender  Condition  is a material  change in the terms of an offer. The release states that an offer should remain open for a minimum of five business  days from the date the  material  change is first  published,  sent or given to  stockholders,  and that if material  changes are made with  respect to information  that  approaches  the  significance  of price and share  levels,  a minimum of 10 business days may be required to allow adequate  dissemination and investor response. "Business day" means any day other than Saturday, Sunday or a
U.S.  federal  holiday and  consists of the time period from 12:01 A.M.  through
12:00 Midnight, New York City time.

         If we extend the Offer,  are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the
Offer for any reason, then, without prejudice to our rights under the Offer, the
Depositary may, on our behalf,  retain all Shares tendered,  and such Shares may not be withdrawn except as provided in "The  Offer--Section  4". Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to  applicable  law,  which  requires that we pay the  consideration  offered or return the Shares  deposited by or on behalf of stockholders  promptly after the termination or withdrawal of the Offer.

         Any  extension,  delay,  termination,  waiver or amendment of the Offer will be followed as promptly as  practicable by a public  announcement  thereof.
Without  limiting  the  manner  in  which  we may  choose  to  make  any  public announcement,  we will have no  obligation  (except  as  otherwise  required  by applicable law) to publish,  advertise or otherwise  communicate any such public announcement  other than by making a release to the Dow Jones News  Service.  In the case of an extension  of the Offer,  we will make a public  announcement  of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

         After the  expiration  of the Offer,  we may, but are not obligated to, include a subsequent  offering  period of between  three and 20 business days to permit additional tenders of Shares (a "Subsequent  Offering Period").  Pursuant
to Rule 14d-11  under the  Exchange  Act, we may include a  Subsequent  Offering
Period so long as, among other things,  (i) the Offer remains open for a minimum of 20  business  days and has  expired,  (ii) all  conditions  to the  Offer are satisfied or waived by us on or before the Expiration  Date, (iii) we accept and promptly  pay for all  securities  validly  tendered  during the Offer,  (iv) we announce  the  results  of the  Offer,  including  the  approximate  number  and percentage of Shares  deposited in the Offer,  no later than 9:00 A.M., New York
City time, on the next business day after the  Expiration  Date and  immediately begin the Subsequent  Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent  Offering  Period.  In addition,  we may extend any initial Subsequent Offering Period by any period or
periods,   provided  that  the  aggregate  of  the  Subsequent  Offering  Period
(including  extensions  thereof) is no more than 20 business days. No withdrawal rights  apply  to  Shares  tendered  in a  Subsequent  Offering  Period,  and no withdrawal  rights  apply during a  Subsequent  Offering  Period with respect to
Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders  tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

         We do not  currently  intend to include a Subsequent  Offering  Period, although  we  reserve  the  right to do so. If we elect to  include  or extend a
Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 A.M.,  New York City time,  on the next business day after the Expiration  Date or date of  termination  of any prior  Subsequent
Offering Period.

         We have made a request  to the  Company  for its  stockholder  list and security position listings for the purpose of disseminating the Offer to holders of  Shares.  We will  send  this  Offer  to  Purchase,  the  related  Letter  of
Transmittal  and other  related  documents  to record  holders  of Shares and to brokers,  dealers,  banks, trust companies and other nominees whose names appear on the stockholder  list or, if applicable,  who are listed as participants in a clearing  agency's  security  position  listing for  subsequent  transmittal  to beneficial owners of Shares.

         2.  ACCEPTANCE  FOR PAYMENT AND PAYMENT.  Upon the terms and subject to the  conditions of the Offer,  we will accept for payment and pay for all Shares validly tendered and not withdrawn  promptly after the termination or withdrawal of the Offer.  For a  description  of our right to  terminate  the Offer and not accept  for  payment  or pay for  Shares,  see "The  Offer--Section  14".  If we
increase the  consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

         We will pay for Shares  accepted  for payment  pursuant to the Offer by depositing the purchase price with the Depositary,  which will act as your agent for the purpose of receiving  payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry  transfer of such Shares into the
Depositary's  account at the  Book-Entry  Transfer  Facility (as defined in "The
Offer--Section  3")),  (ii) a properly  completed  and duly  executed  Letter of
Transmittal (or facsimile thereof) and (iii) any other required documents. For a description  of the procedure for tendering  Shares  pursuant to the Offer,  see
"The  Offer--Section  3".   Accordingly,   payment  may  be  made  to  tendering
stockholders  at  different  times if delivery of the Shares and other  required documents occurs at different times. Under no circumstances will we pay interest on the  consideration  paid for Shares pursuant to the Offer,  regardless of any delay in making such payment.

         For  purposes  of the Offer,  we shall be deemed to have  accepted  for payment  tendered  Shares when, as and if we give oral or written  notice of our acceptance to the Depositary.

         We reserve the right to  transfer  or assign,  in whole or from time to time in part,  to one or more of our  affiliates  the right to  purchase  Shares tendered  pursuant to the Offer,  but any such transfer or  assignment  will not relieve  us of our  obligations  under the  Offer or  prejudice  your  rights to receive payment for Shares validly tendered and accepted for payment.

         If any tendered Shares are not purchased  pursuant to the Offer for any reason,  or if  certificates  are  submitted  for more Shares than are tendered, certificates for such unpurchased or untendered  Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer  Facility),  without expense to you, promptly following the expiration or termination of the Offer.

         3.       PROCEDURE FOR TENDERING SHARES.

         VALID TENDER OF SHARES. To tender Shares pursuant to the Offer,  either
(i) the  Depositary  must receive at one of its  addresses set forth on the back cover of this Offer to  Purchase  (a) a  properly  completed  and duly  executed
Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal and (b)  certificates for the Shares to be tendered or delivery  of such Shares  pursuant to the  procedures  for  book-entry  transfer described  below  (and a  confirmation  of such  delivery  including  an Agent's
Message (as defined  below) if the  tendering  stockholder  has not  delivered a
Letter  of  Transmittal),  in each  case by the  Expiration  Date,  or (ii)  the guaranteed delivery procedure described below must be complied with.

         THE  METHOD OF  DELIVERY  OF SHARES AND ALL OTHER  REQUIRED  DOCUMENTS,
INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY,  IS AT YOUR OPTION AND RISK,
AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY  RECEIVED BY THE DEPOSITARY.
IF CERTIFICATES  FOR SHARES ARE SENT BY MAIL, WE RECOMMEND  REGISTERED MAIL WITH
RETURN RECEIPT REQUESTED,  PROPERLY INSURED,  IN TIME TO BE RECEIVED ON OR PRIOR
TO THE EXPIRATION DATE.

         The tender of Shares  pursuant to any one of the  procedures  described
above  will   constitute   your  acceptance  of  the  Offer,  as  well  as  your
representation  and warranty that (i) you own the Shares being  tendered  within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies  with Rule  14e-4  under the  Exchange  Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of  Transmittal.  Our  acceptance  for payment of Shares tendered  by you  pursuant  to the Offer  will  constitute  a binding  agreement between  us with  respect  to such  Shares,  upon the terms and  subject  to the conditions of the Offer.

         BOOK-ENTRY  DELIVERY.  The  Depositary  will  establish an account with respect to the Shares for purposes of the Offer at The Depository  Trust Company
(the "Book-Entry  Transfer Facility") within two business days after the date of this Offer to Purchase.  Any financial  institution that is a participant in the system of the  Book-Entry  Transfer  Facility may deliver  Shares by causing the
Book-Entry  Transfer  Facility  to transfer  such  Shares into the  Depositary's account in accordance with the procedures of the Book-Entry  Transfer  Facility.
However,  although  delivery  of  Shares  may  be  effected  through  book-entry transfer,  the Letter of Transmittal (or facsimile  thereof) properly  completed and duly executed together with any required signature  guarantees or an Agent's
Message and any other required  documents  must, in any case, be received by the
Depositary  at one of its addresses set forth on the back cover of this Offer to
Purchase by the Expiration Date, or the guaranteed  delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required  documents to the  Book-Entry  Transfer  Facility  does not  constitute delivery to the Depositary.  "Agent's  Message" means a message,  transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part  of a  book-entry  confirmation  stating  that  the  Book-Entry  Transfer
Facility  has received an express  acknowledgment  from the  participant  in the
Book-Entry  Transfer Facility  tendering the Shares that are the subject of such book-entry  confirmation  that such  participant has received,  and agrees to be bound  by,  the terms of the  Letter of  Transmittal  and that the  Company  may enforce such agreement against such participant.

         SIGNATURE GUARANTEES. All signatures on a Letter of Transmittal must be guaranteed by a financial  institution  (including most banks,  savings and loan associations  and brokerage  houses) that is a member of a recognized  Medallion
Program  approved by The Securities  Transfer  Association  Inc.,  including the
Securities  Transfer  Agents  Medallion  Program  (STAMP),  the  Stock  Exchange
Medallion  Program  (SEMP)  and the New  York  Stock  Exchange,  Inc.  Medallion
Signature Program (MSP) or any other "eligible  guarantor  institution" (as such term is defined  in Rule  17Ad-15  under the  Exchange  Act) (each an  "Eligible
Institution"),  unless (i) the Letter of Transmittal is signed by the registered holder of the Shares  tendered  therewith  and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii)
such  Shares are  tendered  for the  account  of an  Eligible  Institution.  See
Instructions 1 and 5 of the Letter of Transmittal.

         GUARANTEED DELIVERY. If you wish to tender Shares pursuant to the Offer and  cannot  deliver  such  Shares  and  all  other  required  documents  to the
Depositary by the Expiration  Date or cannot complete the procedure for delivery by  book-entry  transfer on a timely  basis,  you may  nevertheless  tender such
Shares if all of the following conditions are met:

          o    such tender is made by or through an Eligible Institution;

          o    a  properly  completed  and duly  executed  Notice of  Guaranteed
               Delivery in the form provided by the Purchaser is received by the
               Depositary (as provided below) by the Expiration Date; and

          o    the  certificates  for  such  Shares  (or  a  confirmation  of  a book-entry transfer of such Shares into the Depositary's  account at the Book-Entry  Transfer  Facility),  together with a properly completed and duly executed  Letter of Transmittal  (or facsimile thereof)  together  with any required  signature  guarantee or an
               Agent's Message and any other required documents, are received by the  Depositary  within  three  business  days  after the date of execution of the Notice of Guaranteed Delivery.

         The  Notice  of  Guaranteed  Delivery  may  be  delivered  by  hand  or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

         BACKUP  WITHHOLDING.  Under the U.S.  federal  income tax laws,  backup withholding  will apply to any  payments  made  pursuant to the Offer unless you provide the  Depositary  with your correct  taxpayer  identification  number and certify that you are not subject to such backup  withholding  by completing  the
Substitute  Form  W-9  included  in the  Letter  of  Transmittal.  If you  are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN Certificate of Foreign Status before receipt of any payment.

         APPOINTMENT  OF  PROXY.  By  executing  a Letter  of  Transmittal,  you irrevocably appoint our designees as your proxies in the manner set forth in the
Letter of  Transmittal  to the full extent of your  rights  with  respect to the
Shares  tendered and accepted for payment by us (and any and all other Shares or other  securities  issued or  issuable  in  respect  of such  Shares on or after
January 6, 2006).  All such proxies are irrevocable and coupled with an interest in the tendered  Shares.  Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment,  all prior proxies and  consents  granted by you with  respect to such Shares and other  securities will, without further action, be revoked, and no subsequent proxies may be given
(and, if previously  given,  will cease to be effective).  Our designees will be empowered  to  exercise  all your  voting  and other  rights  as they,  in their reasonable  discretion,  may deem  proper at any  annual,  special or  adjourned meeting of the Company's stockholders.  We reserve the right to require that, in order for Shares to be deemed validly tendered,  immediately upon our acceptance for payment of such  Shares,  we or our designee  must be able to exercise  full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders).

         The foregoing proxies are effective only upon acceptance for payment of
Shares  pursuant to the Offer.  The Offer does not constitute a solicitation  of proxies,  absent  a  purchase  of  Shares,  for  any  meeting  of the  Company's stockholders.

         DETERMINATION  OF  VALIDITY.  We  will  determine,  in  our  reasonable discretion,  all  questions  as to the  form  of  documents  and  the  validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares,  and our  determination  shall be final and  binding.  We reserve the absolute  right to reject any or all tenders of Shares that we determine  not to be in proper form or the  acceptance for payment of or payment for which may, in the opinion of our counsel,  be unlawful.  We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give  notification  of any defect or irregularity in tenders or waiver of any such defect or  irregularity or incur any liability for failure to give any such notification.

         4. WITHDRAWAL  RIGHTS. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration  Date.  Thereafter,  such tenders are irrevocable,  except that they may be withdrawn after March 7, 2006,  unless such  Shares  have been  accepted  for  payment  as  provided  in this  Offer to
Purchase.  If we extend the period of time during  which the Offer is open,  are delayed in  accepting  for  payment or paying for Shares or are unable to accept for  payment  or pay for  Shares  pursuant  to the Offer for any  reason,  then, without  prejudice to our rights  under the Offer,  the  Depositary  may, on our behalf, retain all Shares tendered,  and such Shares may not be withdrawn except as otherwise provided in this Section 4.

         For your withdrawal to be effective, a written,  telegraphic,  telex or facsimile  transmission  notice of withdrawal with respect to the Shares must be timely  received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase,  and the notice of withdrawal  must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the  registered  holder of Shares,  if different from that of the person who tendered such Shares.  If the Shares to be withdrawn have been  delivered  to the  Depositary,  a signed  notice of  withdrawal  with
(except in the case of Shares  tendered by an Eligible  Institution)  signatures guaranteed by an Eligible  Institution  must be submitted  before the release of such  Shares.  In  addition,  such  notice must  specify,  in the case of Shares tendered by  delivery of  certificates,  the name of the  registered  holder (if different from that of the tendering  stockholder)  and the serial numbers shown on the particular  certificates evidencing the Shares to be withdrawn or, in the case of Shares  tendered  by  book-entry  transfer,  the name and  number of the account at the  Book-Entry  Transfer  Facility to be credited with the withdrawn
Shares.  Withdrawals may not be rescinded,  and Shares withdrawn will thereafter be deemed not validly tendered.  However,  withdrawn Shares may be retendered by again following one of the procedures described in "The Offer--Section 3" at any time before the Expiration Date.

         If we include a Subsequent Offering Period (as described in more detail in "The  Offer--Section 1") following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent  Offering Period and no withdrawal  rights apply during such Subsequent  Offering Period with respect to Shares  previously tendered in the Offer and accepted for payment.

         We will determine,  in our reasonable  discretion,  all questions as to the form and validity  (including  time of receipt) of any notice of withdrawal, and our  determination  shall be final and binding.  None of the Purchaser,  the
Depositary,  the Information Agent or any other person will be under any duty to give  notification  of any defect or irregularity in any notice of withdrawal or waiver of any such defect or  irregularity or incur any liability for failure to give any such notification.

         5. CERTAIN TAX  CONSIDERATIONS.  THE U.S. FEDERAL INCOME TAX DISCUSSION
SET FORTH  BELOW IS  INCLUDED  FOR  GENERAL  INFORMATION  ONLY AND IS BASED UPON
PRESENT LAW. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES,  YOU ARE URGED TO
CONSULT  YOUR TAX ADVISORS AS TO THE  SPECIFIC  TAX  CONSEQUENCES  TO YOU OF THE
OFFER,  INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL AND OTHER TAX LAWS. The
following  discussion may not apply to certain  stockholders.  For example,  the following  discussion may not apply to you if you acquired your Shares  pursuant to the exercise of stock  options or other  compensation  arrangements  with the
Company,  you are not a citizen  or  resident  of the  United  States or you are otherwise  subject to special tax treatment  under the Internal  Revenue Code of
1986, as amended.

         Your sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable  state,  local and other tax laws.  In general,  if you tender Shares pursuant to the Offer,  you will  recognize gain or loss equal to the difference between the tax basis of your Shares and the amount of cash received in exchange therefor.  Such gain or loss will be capital gain or loss if you hold the Shares as capital  assets and will be long-term gain or loss if your holding period for the Shares is more than one year as of the date of the sale of such Shares.

         A stockholder whose shares are purchased in the Offer may be subject to backup withholding  unless certain  information is provided to the Depositary or an exemption applies. See "The Offer--Section 3--Backup Withholding".

                                       10

         6. PRICE  RANGE OF SHARES;  DIVIDENDS.  The Shares are traded on Nasdaq under the  symbol  "FOXX."  The  following  table  sets  forth  for the  periods indicated  the high and low sales prices per Share on Nasdaq during each quarter presented:

               Fiscal Year Ended
               2003                                    HIGH              LOW
                                                       -----            -----
                         First Quarter                 $9.68           $7.10
                         Second Quarter                 9.21            7.05
                         Third Quarter                 10.95            9.10
                         Fourth Quarter                12.46           10.30
               2004
                         First Quarter                 14.40           11.19
                         Second Quarter                16.20           12.19
                         Third Quarter                 14.37            9.47
                         Fourth Quarter                11.79            8.60
               2005
                         First Quarter                 12.36           10.51
                         Second Quarter                12.61           10.95
                         Third Quarter                 13.26           11.18
                         Fourth Quarter                13.10           10.16

         DIVIDENDS.  According to the Company 10-K,  the Company did not declare any  dividends in fiscal 2004 and 2003 and does not  anticipate  paying any cash dividends in the foreseeable  future.  If we acquire control of the Company,  we currently  intend that no dividends  will be declared on the Shares prior to the acquisition of the entire equity interest in the Company.

         On December 9, 2005, the last full business day before the announcement of our  intention to commence the Offer,  the last  reported  sales price of the
Common  Stock  reported on Nasdaq was $13.22 per share.  Please  obtain a recent quotation for your shares prior to deciding whether or not to tender.

         7.  POSSIBLE  EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES;  STOCK
EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT.

         POSSIBLE  EFFECTS  OF THE OFFER ON THE MARKET  FOR THE  SHARES.  If the
merger  of the  Company  and us (or  one of our  subsidiaries)  is  consummated, stockholders  not tendering their Shares in the Offer (other than those properly exercising  their appraisal  rights) will receive cash in an amount equal to the price per Share paid in the Offer.  Therefore,  if such merger takes place,  the only difference  between tendering and not tendering Shares in the Offer is that tendering  stockholders will be paid earlier.  If, however,  the merger does not take place and the Offer is consummated,  the number of stockholders  and Shares that are still in the hands of the  public  may be so small  that  there will no longer be an active or liquid  public  trading  market (or  possibly  any public trading  market) for Shares held by  stockholders  other than the Purchaser.  We cannot  predict  whether  the  reduction  in the  number  of Shares  that  might otherwise  trade  publicly  would have an adverse  or  beneficial  effect on the market  price for, or  marketability  of, the Shares or whether  such  reduction would cause  future  market  prices to be greater or less than the price paid in the Offer.

         STOCK  EXCHANGE  LISTING.  As stated above,  the  Company's  Shares are presently  listed on  Nasdaq.  Depending  upon the  number  of Shares  purchased pursuant to the Offer,  the purchase of the Shares by the Purchaser  pursuant to the Offer will reduce the number of Shares that might  otherwise  trade publicly and will reduce the number of holders of Shares,  which could  adversely  affect the liquidity and market value of the remaining Shares held by the public.  Even if the merger is not completed,  depending upon the number of Shares tendered to and  purchased  by  Purchaser  in the Offer,  the Shares may no longer  meet the requirements  of the National  Association  of Securities  Dealers for continued
inclusion on Nasdaq.

               If Nasdaq  ceased  publishing  quotations  for the Shares,  it is possible that the Shares would continue to trade in the over-the-counter  market and that price or other  quotations  would be  reported  by other  sources.  The extent  of the  public  market  for  the  Shares  and the  availability  of such
quotations  would  depend,   however,   upon  such  factors  as  the  number  of

                                       11

stockholders  and the  aggregate  market  value of the Shares  available  in the public market at such time,  the interest in  maintaining a market in the Shares on the part of securities firms, the possible  termination of registration under the  Exchange Act as  described  below,  and other  factors.  We cannot  predict whether  the  reduction  in the  number of Shares  that  might  otherwise  trade publicly would have an adverse or beneficial  effect on the market price for, or marketability  of, the Shares, or whether it would cause future market prices to be greater or lesser than the price Purchaser is currently offering.

         REGISTRATION   UNDER  THE  EXCHANGE   ACT.  The  Shares  are  currently
registered  under the Exchange Act.  Such  registration  may be terminated  upon application  of the  Company to the SEC if the Shares  are  neither  listed on a national  securities  exchange  nor  held  by 300 or  more  holders  of  record.
Termination  of the  registration  of the Shares  under the  Exchange  Act would substantially  reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the
Exchange  Act, such as the  short-swing  profit  recovery  provisions of Section
16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder's  meeting and the related  requirement to furnish an annual report to  stockholders  and the  requirements of Rule 13e-3 under the
Exchange Act with respect to "going private" transactions,  no longer applicable to the Shares.  Furthermore,  "affiliates"  of the  Company and persons  holding
"restricted securities" of the Company may be deprived of the ability to dispose of such securities  pursuant to Rule 144 promulgated under the Securities Act of
1933 (the "Securities Act"). We intend to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after  consummation of the Offer as the  requirements for termination of registration of the Shares are met.

         8.  CERTAIN  INFORMATION   CONCERNING  THE  COMPANY.   The  information
concerning  the Company  contained in this Offer to Purchase has been taken from or based upon publicly available  documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, the Purchaser,  the Sponsors, the Information Agent or the Depositary
can take  responsibility  for the accuracy or  completeness  of the  information contained  in such  documents  and  records or for any failure by the Company to disclose  events  which may have  occurred  or may  affect the  significance  or accuracy of any such information but which are unknown to Parent, the Purchaser, the Sponsors, the Information Agent or the Depositary.

         According to the Company  10-K,  the Company is a Delaware  corporation with its principal  executive  offices at 1551 North Waterfront  Parkway,  Suite
310,  Wichita,  Kansas 67206. The Company's  telephone number is (316) 634-0505.
The  Company  owns and  operates  77  restaurants  under the "Fox and Hound" and
"Bailey's"  brand names that each provide a social gathering place offering high quality food, drinks and entertainment in an upscale, casual environment.

         ADDITIONAL  INFORMATION.  The  Company is subject to the  informational requirements  of the Exchange Act and in  accordance  therewith  files  periodic reports,  proxy  statements and other  information  with the SEC relating to its business,  financial  condition  and other  matters.  The Company is required to disclose in such proxy statements certain  information,  as of particular dates, concerning  the  Company's  directors and officers,  their  remuneration,  stock options granted to them, the principal  holders of the Company's  securities and any material  interest of such persons in  transactions  with the Company.  Such reports,  proxy statements and other  information may be inspected at the public reference room  maintained by the SEC at 100 F Street,  N.E.,  Washington,  D.C.
20549. Copies of such material can also be obtained at prescribed rates from the public reference room of the SEC at 100 F Street, N.E., Washington,  D.C. 20549,
or free of charge at the Web site  maintained by the SEC at  http://www.sec.gov.
Please call the SEC at 1-800-SEC-0330  for further  information on the operation of the public reference room.

         9. CERTAIN INFORMATION  CONCERNING THE PURCHASER,  PARENT AND SPONSORS.
We are a Delaware corporation  incorporated on December 19, 2005, with principal executive offices at 300 Crescent Court,  Suite 1110,  Dallas,  Texas 75201. The
telephone number of our principal  executive offices is (214) 661-7474.  We were formed to serve as an acquisition vehicle for Parent, with no current operations other than those incident to the  commencement of the Offer.  The Purchaser is a wholly owned subsidiary of Parent.

         Parent is a Delaware  corporation  incorporated  on December  12, 2005, with principal  executive  offices at 300 Crescent  Court,  Suite 1110,  Dallas,
Texas 75201. The telephone  number of Parent's  principal  executive  offices is
(214) 661-7474.  Parent is owned by Newcastle Partners,  L.P.  ("Newcastle") and
Steel Partners II, L.P. ("Steel").

                                       12

         Newcastle is a private investment partnership that has been in business for over  twelve  years.  Newcastle  specializes  in  identifying,  researching, analyzing  and  investing in  under-valued  securities.  Newcastle's  investment approach  employs the solid,  proven  principles of a  disciplined,  value-based strategy focused primarily on smaller capitalization  companies.  As part of its investment strategy, Newcastle has a demonstrated expertise in making active and control investments.

         Newcastle beneficially owns 836,049 Shares of the Company, representing approximately 8.3% of the Company's  outstanding  Shares. As the general partner of Newcastle,  Newcastle Capital Management,  L.P. ("Newcastle  Capital") may be
deemed to beneficially  own the 836,049  Shares,  or  approximately  8.3% of the
Company's  outstanding  Shares,  beneficially owned by Newcastle.  The principal business of Newcastle Capital is acting as the general partner of Newcastle.  As the general  partner of  Newcastle  Capital,  Newcastle  Capital  Group,  L.L.C.
("Newcastle  Capital  Group")  may be deemed  to  beneficially  own the  836,049
Shares, or approximately 8.3% of the Company's outstanding Shares,  beneficially owned by Newcastle.  The principal business of Newcastle Capital Group is acting as the general partner of Newcastle  Capital.  Mark E. Schwarz,  as the managing member of Newcastle  Capital Group,  the general  partner of Newcastle  Capital, which  in turn is the  general  partner  of  Newcastle,  may also be  deemed  to beneficially  own the 836,049  Shares,  or  approximately  8.3% of the Company's outstanding Shares,  beneficially owned by Newcastle.  Collectively,  Newcastle,
Newcastle  Capital and  Newcastle  Capital  Group are  referred to herein as the
"Newcastle  Entities."  Each of the Newcastle  Entities are organized  under the laws of the State of  Texas.  The  business  address  for each of the  Newcastle
Entities is 300 Crescent Court,  Suite 1110,  Dallas,  Texas 75201. The business telephone number for each of the Newcastle Entities is (214) 661-7474.

         Steel is a Delaware limited  partnership that invests in the securities of small cap  companies.  Warren  G.  Lichtenstein  is  Chairman  of the  Board,
Secretary and the Managing Member of Steel Partners,  L.L.C., a Delaware limited liability  company  ("Partners  LLC"),  which in turn is the general  partner of
Steel.  The principal  business of Partners LLC is acting as the general partner of Steel.  The  principal  occupation  of Mr.  Lichtenstein  is investing in the securities  of small  cap  companies.  The  principal  business  address  of Mr.
Lichtenstein,  Partners  LLC and Steel is 590 Madison  Avenue,  32nd Floor,  New
York, New York 10022. As of the date hereof, Steel does not beneficially own any
Shares.  Collectively,  Steel and  Partners  LLC are  referred  to herein as the
"Steel  Entities." The business  telephone number for each of the Steel Entities is (212) 520-2300.

         The  name,  business  address,   principal  occupation  or  employment,
five-year  employment  history and  citizenship  of each  director and executive officer of the Newcastle Entities, the Steel Entities,  Parent and the Purchaser
and certain other information are set forth on Schedule I hereto.

         Except as set forth  elsewhere  in this Offer to Purchase or Schedule I or Schedule II to this Offer to Purchase:  (i) none of the  Newcastle  Entities, the Steel Entities, Parent or the Purchaser and, to the Newcastle Entities', the
Steel Entities',  Parent's and the Purchaser's knowledge,  the persons listed in
Schedule I hereto or any associate or majority owned subsidiary of the Newcastle
Entities, the Steel Entities,  Parent, the Purchaser or of any of the persons so listed,  beneficially  owns or has a right to  acquire  any  Shares or any other equity securities of the Company; (ii) none of the Newcastle Entities, the Steel
Entities,  Parent,  the  Purchaser  and, to the Newcastle  Entities',  the Steel
Entities',  Parent's  and the  Purchaser's  knowledge,  the  persons or entities referred to in clause (i) above has  effected any  transaction  in the Shares or any other equity  securities of the Company during the past 60 days;  (iii) none of the Newcastle Entities, the Steel Entities, Parent, the Purchaser and, to the
Newcastle  Entities',   the  Steel  Entities',   Parent's  and  the  Purchaser's
knowledge,  the persons listed in Schedule I to this Offer to Purchase,  has any contract, arrangement,  understanding or relationship with any other person with respect to any  securities  of the Company  (including,  but not limited to, any contract, arrangement,  understanding or relationship concerning the transfer or the voting of any such securities,  joint ventures, loan or option arrangements, puts or calls,  guaranties  of loans,  guaranties  against loss or the giving or withholding of proxies,  consents or authorizations);  (iv) during the two years before  the date of this  Offer to  Purchase,  there  have been no  transactions between the Newcastle Entities, the Steel Entities, Parent, the Purchaser, their subsidiaries or, to the Newcastle Entities',  the Steel Entities',  Parent's and
the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase,  on the one hand, and the Company or any of its executive officers, directors or affiliates,  on the other hand, that would require  reporting under
SEC rules and regulations;  and (v) during the two years before the date of this
Offer to Purchase,  there have been no contracts,  negotiations  or transactions between the Newcastle Entities, the Steel Entities, Parent, the Purchaser, their subsidiaries or, to the Newcastle Entities',  the Steel Entities',  Parent's and
the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to  Purchase,  on the one hand,  and the Company or any of its  subsidiaries  or

                                       13

affiliates,   on  the  other  hand,   concerning  a  merger,   consolidation  or
acquisition,  a tender offer or other acquisition of securities,  an election of directors or a sale or other transfer of a material amount of assets.

         10.  SOURCE  AND  AMOUNT OF FUNDS.  We will need  approximately  $142.7 million to purchase all of the  outstanding  Shares pursuant to the Offer and to pay related fees and  expenses.  As of January 5, 2006,  Newcastle and Steel had aggregate cash and cash equivalents and short-term investments  substantially in excess of the approximately  $142.7 million required to acquire the Shares.  The
Purchaser  intends  to obtain all funds  needed for the Offer  through a capital contribution  or a loan from  Newcastle  and Steel.  Newcastle and Steel plan to provide the funds for such capital  contribution from their available cash, cash equivalents  and  working  capital.  The Offer is not  subject to any  financing condition.

         11.  BACKGROUND  OF THE OFFER.  Below is a  background  description  of
Parent's involvement with the Company.

         On October 4, 2005,  the Company  announced  that it signed a letter of intent with Levine Leichtman  Capital  Partners  ("LLCP") for the acquisition of all of the  Company's  outstanding  Common Stock for an all cash price of $14.00 per  share,  other  than  shares  held by certain  stockholders  and  members of management.  The  Company's  Board  created a Special  Committee of  independent directors to consider the proposal.  The Special Committee  unanimously approved the letter of intent  and  recommended  its  approval  by the  Board.  The Board unanimously  approved  the  Company  entering  into the  letter of intent  dated
October 4,  2005,  which has an  exclusivity  agreement  with LLCP that  extends through  January  31,  2006.  The  Company  agreed  not to  solicit  alternative transactions but may respond to certain unsolicited  proposals and may terminate the  exclusivity  agreement prior to January 31, 2006 upon receipt of a superior proposal for an alternative  transaction.  Under certain  circumstances,  if the
Company  terminates  the  exclusivity  agreement for a superior  proposal or the
Company  enters into an  agreement  with respect to an  alternative  transaction before  May 1,  2006,  the  Company  will be  required  to pay  LLCP a fee of $5 million. In addition,  the Company has agreed to reimburse LLCP for its expenses in certain circumstances.

         On November 21, 2005, Newcastle and its affiliates filed a Schedule 13G with the SEC indicating that Newcastle  beneficially  owned 675,400 Shares as of
November 18, 2005, representing 6.7% of the Company's outstanding Shares.

         On December 12, 2005, Parent issued a press release  announcing (i) its intention  to commence a cash tender offer to purchase all Shares of the Company not already  owned by it for $14.75 per Share and (ii) that  Newcastle and Steel expect to commence  the tender offer on or before  December  23,  2005.  Also on
December  12,  2005,  Parent,  Newcastle  and Steel sent a letter to the Special
Committee of the Company's Board  expressing  Parent's  willingness to negotiate and enter into a definitive tender offer/merger  agreement prior to commencement of the Offer. In the letter, Parent,  Newcastle and Steel expressed their belief that its all-cash offer is superior to the $14.00 proposal made in the letter of intent,  dated  October 4, 2005,  executed by the Company with LLCP,  as it will provide  stockholders and optionholders with immediate liquidity at a premium to market and an immediate opportunity to maximize their investment in the Company.

         On December 13, 2005,  Parent and its  affiliates  filed a Schedule 13D with the SEC  indicating  that the  Newcastle  Entities and Parent  beneficially owned 836,049 Shares as of December 12, 2005, representing 8.3% of the Company's outstanding Shares.

         On December 14, 2005,  Parent entered into discussions with the Company on the terms of a tender offer/merger  agreement.  Between December 15, 2005 and
December  19,  2005,  Parent and  Company and their  representatives  engaged in negotiations on the terms of the tender offer/merger agreement. The Company also provided the Parent with financial and legal due diligence during such period.

         On December 17, 2005,  representatives  of Newcastle and Steel met with certain members of management of the Company and discussed  possible terms for a negotiated and definitive tender offer/merger agreement.

                                       14

         On December 19, 2005, Parent issued a press release  announcing that as a result  of its due  diligence  review  of  information  provided  to it by the
Company  that it has  revised  the  purchase  price per Share of the cash tender offer it has previously announced that it intends to commence to purchase all of the  outstanding  Shares of the  Company not owned by it for $14.75 per share to
$14.50 per share. Parent also announced in the press release that it has entered into  discussions  with  the  Company  on the  terms  of a  tender  offer/merger agreement.

         On December 20, 2005, Parent announced that it had signed and delivered in escrow a definitive tender offer/merger agreement (the "Merger Agreement") to acquire all of the outstanding Shares of the Company not already owned by it for
$14.50 per share.  The Merger  Agreement was held in escrow pursuant to a letter agreement (the "Escrow Letter") with the Company,  pursuant to which the Company agreed to execute  and  deliver  the Merger  Agreement  before  January 6, 2006, unless  prior to such time the  Company's  Board  determined  that the  proposal contemplated by the Merger Agreement does not constitute a superior offer or the
Company  gave  notice  to  Parent  that  the  Company  is  unable  to  make  the representations  and  warranties  or perform  its  obligations  under the Merger
Agreement.

         On  December  20,  2005,  the  Company  announced  that its  Board  has determined  that Parent's offer to enter into a negotiated  tender  offer/merger for  $14.50  per share in cash is a superior  offer to the  existing  $14.00 per share offer of LLCP.

         On December 22, 2005, Parent issued a press release  announcing that it has  deferred  the date it intends to commence  the $14.50 per share cash tender offer to acquire all of the outstanding  Shares of the Company not already owned by it and that it  intends  to  commence  the  cash  tender  offer on or  before
December 30, 2005.  The deferral was made in light of the previous  announcement on  December  20, 2005 by Parent  that it has signed and  delivered  in escrow a fully-negotiated  Merger  Agreement and the announcement on December 20, 2005 by the Company  that  Parent's  $14.50 per share  offer is a superior  offer to the existing $14.00 per share offer of LLCP.

         From December 22, 2005 to December 28, 2005,  Parent  continued its due diligence review and discussions with the Company on the terms and timing of the tender  offer/merger  agreement.  On December  28, 2005,  Parent  issued a press release  announcing  that it has  increased the tender offer price to $15.50 per share for its cash tender  offer and that it intends to commence the cash tender offer on or before January 6, 2006. Also on December 28, 2005,  Parent delivered to the  Company an  amendment  to the  Merger  Agreement  pursuant  to which the
Company  agreed to execute and deliver the Merger  Agreement  before January 13,
2006, unless prior to such time the Company's Board determined that the proposal contemplated by the Merger Agreement does not constitute a superior offer or the
Company  gave  notice  to  Parent  that  the  Company  is  unable  to  make  the representations  and  warranties  or perform  its  obligations  under the Merger
Agreement.

         On December 30, 2005, the Company announced that it signed an Agreement and Plan of Merger with an affiliate of LLCP for the  acquisition  of all of the
Company's  outstanding  Shares for an all cash price of $15.50 per Share.  Under the terms of the Agreement and Plan of Merger,  the affiliate of LLCP has agreed to commence a tender  offer not later than January 6, 2006 to acquire all of the
Company's outstanding Shares at such price. The Company has agreed in the merger agreement not to solicit alternative  transactions.  The Company is permitted to respond to certain  unsolicited  proposals  and may  terminate the Agreement and
Plan  of  Merger  upon  receipt  of  a  superior  proposal  for  an  alternative
transaction.  Under  certain  circumstances,   if  the  Company  terminates  the
Agreement and Plan of Merger for a superior proposal, the Company enters into an agreement  with  respect to an  alternative  transaction  within  twelve  months following the  termination  of the Agreement and Plan of Merger,  or the Company
withdraws or adversely  modifies its  recommendation  of the offer,  the Company will be required to pay a $5 million fee to LLCP.  In addition,  the Company has agreed to reimburse LLCP for its expenses in certain  circumstances  of up to $1 million.  In  connection  with the execution of the Agreement and Plan of Merger with LLCP,  the  Company  notified  Newcastle  and Steel that their offer was no longer a  superior  proposal  and  that the  Company  will  not  enter  into the previously announced proposed transaction.

                                       15

         12.   PURPOSE  OF  THE  OFFER;   PLANS  FOR  THE   COMPANY;   STATUTORY
REQUIREMENTS; APPROVAL OF THE MERGER; APPRAISAL RIGHTS.

         PURPOSE OF THE OFFER;  PLANS FOR THE COMPANY.  The purpose of the Offer is to acquire  control of, and the entire  equity  interest in, the Company.  We currently  intend,  as soon as practicable  after  consummation of the Offer, to seek maximum representation on the Company Board and to seek to have the Company consummate  a  merger  or  other  business  combination  with  us (or one of our subsidiaries).  Pursuant to such  merger,  the  outstanding  Shares not owned by
Parent or its  subsidiaries  (including us) would be converted into the right to receive cash in an amount equal to the price per Share provided  pursuant to the
Offer.

         If we  acquire  Shares  pursuant  to the Offer and  depending  upon the number of Shares so acquired and other factors  relevant to our equity ownership in the Company,  we may,  subsequent to the  consummation of the Offer,  seek to acquire  additional Shares through open market purchases,  privately  negotiated transactions,  a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall  determine,  which may be different from the price paid in the Offer.  We also reserve the right to dispose of Shares that we have acquired or may acquire.

         Whether  or  not  we  propose  a  merger  or  other  similar   business
combination with the Company,  we currently intend, as soon as practicable after consummation of the Offer, to seek maximum  representation on the Company Board.
We intend, promptly after the consummation of the Offer, to request that some or all of the current members of the Company Board resign and that our designees be elected to fill the  vacancies so created.  Should such  request be refused,  we intend to take such action as may be necessary  and lawful to secure  control of the Company Board.

         In connection with this Offer, Parent has reviewed and will continue to review various possible business  strategies that it might consider in the event that the  Purchaser  acquires  control of the Company,  whether  pursuant to the
Offer or otherwise.  Following a review of additional  information regarding the
Company,  such  changes  could  include,  among  other  things,  changes  in the
Company's business,  operations,  personnel,  employee benefit plans,  corporate structure, capitalization and management.

         Except as described  above or elsewhere in this Offer to Purchase,  the
Purchaser has no present plans or proposals that would relate to or result in an extraordinary  corporate  transaction  involving  the  Company  or  any  of  its subsidiaries (such as a merger, reorganization,  liquidation,  relocation of any operations or sale or other transfer of a material amount of assets), any change in the  Company  Board or  management,  any  material  change  in the  Company's capitalization  or dividend policy or any other material change in the Company's corporate structure or business.

         STATUTORY REQUIREMENTS;  APPROVAL OF THE MERGER. Under the Delaware Law
and the Company's Certificate of Incorporation,  if the Section 203 Condition is
satisfied,  a merger of the Company  would  require the  approval of the Company
Board and the holders of a majority of the  outstanding  Shares.  If we acquire, pursuant  to the Offer or  otherwise,  at least a  majority  of the  outstanding
Shares we would have sufficient  voting power to approve a merger of the Company without  the  affirmative  vote of any  other  stockholder  of the  Company.  In addition,  under the  Delaware  Law,  if we  acquire,  pursuant  to the Offer or otherwise,  at least 90% of the outstanding  Shares, we believe we would be able to approve  the merger of the  Company  without a vote of the  Company  Board or other  stockholders.  If we acquire control of the Company,  we currently intend that, prior to the acquisition of the entire equity interest in the Company,  no dividends will be declared on the Shares.

         Section 203 could significantly delay our ability to acquire the entire equity interest in the Company. In general,  Section 203 prevents an "interested stockholder"  (generally,  a stockholder  owning 15% or more of a  corporation's outstanding  voting stock or an affiliate or associate thereof) from engaging in a  "business  combination"  (defined  to include a merger or  consolidation  and certain other  transactions)  with a Delaware  corporation for a period of three years  following  the  time on  which  such  stockholder  became  an  interested stockholder  unless (i) prior to such time the corporation's  board of directors approved either the business  combination or the  transaction  which resulted in such stockholder becoming an interested  stockholder,  (ii) upon consummation of the  transaction  which  resulted in such  stockholder  becoming  an  interested stockholder,  the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain  employee  stock plans and persons who are  directors  and also

                                       16

officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the  corporation's  board of directors and authorized at an annual or special meeting of stockholders,  and not by written consent, by the  affirmative  vote of at least 66 2/3% of the  outstanding  voting stock not owned by the interested stockholder.

         The  provisions  of Section 203 do not apply to a Delaware  corporation if,  among  other  things,  (i)  such  corporation  amends  its  certificate  of incorporation  or bylaws  to elect  not to be  governed  by  Section  203 by (in addition to any other required vote) the  affirmative  vote of a majority of the shares  entitled to vote;  provided that such  amendment  would not be effective until 12  months  after  its  adoption  and  would  not  apply  to any  business combination  between such  corporation  and any person who became an  interested stockholder on or prior to its adoption,  (ii) such  corporation does not have a class  of  voting  stock  that is  listed  on a  national  securities  exchange, authorized  for  quotation  on  Nasdaq  or held of  record  by more  than  2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (iii) the business combination is proposed by an interested  stockholder  prior to the  consummation or abandonment of, and subsequent  to the  earlier of the public  announcement  or the notice  required under Section 203 of, any one of certain proposed  transactions which is with or by a person who was not an  interested  stockholder  during the  previous  three years  or  who  became  an  interested  stockholder  with  the  approval  of the corporation's board of directors and is approved or not opposed by a majority of the board of  directors  then in office who were  directors  prior to any person becoming  an  interested  stockholder  during the  previous  three years or were recommended  for  election  to succeed  such  directors  by a  majority  of such directors.

         The Offer is subject to  satisfaction  of the  Section  203  Condition, which will be satisfied if, among other things,  (i) prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board approves the Offer or the proposed  merger or (ii) there are validly  tendered prior to the Expiration
Date and not withdrawn a number of Shares  which,  together with the Shares then owned by us, would represent at least 85% of the Shares  outstanding on the date hereof  (excluding  Shares owned by certain employee stock plans and persons who are directors and also officers of the Company).

         We reserve the right to waive the Section 203 Condition, although there can be no assurance  that we will do so, and we have not  determined  whether we would be willing to do so under any  circumstances.  If we waive such  condition and  purchase  Shares  pursuant  to the Offer or  otherwise  and  Section 203 is applicable,  we may  nevertheless  seek to consummate a merger or other business combination  with  the  Company.  We  believe  we  would  be able to  cause  the consummation of such a merger or other business combination if we own a majority of the outstanding  Shares and (i) such merger or other business  combination is approved by the Company Board and authorized at an annual or special  meeting of stockholders of the Company, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding  Shares not owned by us or our affiliates and associates;  or (ii) such merger or other business  combination occurs after the  expiration  of three  years  following  the date we  became  an  interested stockholder.

         On the other hand,  if we waive the Section 203  Condition and purchase
Shares  pursuant to the Offer or otherwise and are prevented by Section 203 from consummating a merger or other business combination with the Company, we may (i)
determine not to seek to consummate such a merger or other business combination,
(ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the  price  paid in the  Offer  or  (iii)  seek  to  effect  one or more alternative  transactions with or by the Company. We have not determined whether we would take any of the actions described above under such circumstances.

         Parent  believes,  among other things,  that the Company's Board should approve  the Offer and take any other  action  necessary  to render  Section 203 inapplicable to a merger or other business  combination with the Company.  There can be no assurance  that the  Company's  Board will grant such approval or take such other action.

         The exact  timing and details of any merger or other  similar  business combination  involving  the Company  will  necessarily  depend upon a variety of factors,  including  the number of Shares we acquire  pursuant to the Offer.  We currently intend to propose a merger or similar business  combination  generally on the terms described above promptly following the Offer.

                                       17

         APPRAISAL  RIGHTS.  You do not have appraisal rights as a result of the
Offer.  However, if a merger involving the Company is consummated,  stockholders of the  Company  who have  neither  voted in favor of the merger  nor  consented thereto in writing,  and who  otherwise  under the  Delaware Law comply with the
applicable   statutory  procedures  will  be  entitled  to  receive  a  judicial determination  of the fair value of their  Shares  (exclusive  of any element of value  arising from the  accomplishment  or  expectation  of such merger) and to receive  payment  of such  fair  value in  cash,  together  with a fair  rate of interest, if any (all such Shares collectively,  the "Dissenting  Shares").  Any such judicial  determination of the fair value of the Dissenting Shares could be based upon  considerations  other than or in  addition  to the price paid in the
Offer and the market value of the Shares. Stockholders should recognize that the value so  determined  could be  higher or lower  than the  price per Share  paid pursuant to the Offer or the consideration paid in such a merger.  Moreover,  we may argue in an appraisal  proceeding  that,  for purposes of such a proceeding, the fair  value of the  Dissenting  Shares is less  than the  price  paid in the
Offer.

         If any holder of Shares who demands  appraisal under Section 262 of the
Delaware Law fails to perfect,  or effectively  withdraws or loses his rights to appraisal as provided in the Delaware Law, the Shares of such  stockholder  will be converted  into the right to receive the price per Share paid in the Offer. A stockholder  may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the merger.

         Failure to follow the steps required by Section 262 of the Delaware Law for perfecting appraisal rights may result in the loss of such rights.

         The foregoing  discussion  is not a complete  statement of the Delaware
Law or U.S.  federal law and is  qualified  in its  entirety by reference to the
Delaware Law and applicable U.S. federal law.

         13. DIVIDENDS AND  DISTRIBUTIONS.  If, on or after January 6, 2006, the
Company   should  split,   combine  or  otherwise   change  the  Shares  or  its
capitalization,  acquire  or  otherwise  cause  a  reduction  in the  number  of outstanding  Shares or issue or sell any  additional  Shares  (other than Shares issued  pursuant  to and in  accordance  with the terms in effect on  January 5,
2006, of employee stock options  outstanding prior to such date),  shares of any other  class  or  series  of  capital  stock,  other  voting  securities  or any securities  convertible into, or options,  rights,  or warrants,  conditional or otherwise,  to acquire,  any of the foregoing,  then,  without  prejudice to our rights under "The Offer--Section 14", we may, in our reasonable discretion, make such  adjustments  in the purchase price and other terms of the Offer as we deem appropriate including the number or type of securities to be purchased.

         If, on or after January 6, 2006,  the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional  Shares or other  securities or rights to purchase of any securities)  that is payable or distributable to stockholders of record on a date  prior to the  transfer  to the name of the  Purchaser  or its  nominee  or transferee  on the  Company's  stock  transfer  records of the Shares  purchased pursuant  to the  Offer,  then,  without  prejudice  to our  rights  under  "The
Offer--Section  14", (i) the purchase  price per Share payable by us pursuant to the  Offer  will  be  reduced  to  the  extent  of any  such  cash  dividend  or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering  stockholders  will (a) be received and held by the tendering  stockholders  for our  account  and will be  required  to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account,  accompanied  by  appropriate  documentation  of  transfer  or  (b)  be exercised for our benefit at our  direction,  in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash  dividend or distribution or proceeds thereof and may withhold the entire  purchase  price or deduct  from the  purchase  price the amount or value thereof, as we determine in our reasonable discretion.

         14. CONDITIONS OF THE OFFER. Notwithstanding any other provision of the
Offer,  we are not required to accept for payment or,  subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act
(relating to the  Purchaser's  obligation to pay for or return  tendered  Shares promptly after termination or expiration of the Offer),  pay for any Shares, and may  terminate  or amend the Offer,  if before the  Expiration  Date the Minimum
Tender  Condition,  the HSR Condition,  the Liquor  Condition or the Section 203
Condition shall not have been satisfied,  or if, at any time on or after January
6, 2006,  and before  expiration of the Offer (or  thereafter in relation to any condition  dependent  upon the  receipt  of  government  approvals),  any of the following conditions exist:

                                       18

          (i)  there  is  threatened,   instituted  or  pending  any  action  or
proceeding  by any  government,  governmental  authority  or agency or any other person,  domestic,  foreign, or supranational,  before any court or governmental authority or agency,  domestic,  foreign or  supranational,  (a)  challenging or seeking to make  illegal,  to delay or  otherwise,  directly or  indirectly,  to restrain or prohibit the making of the Offer,  the  acceptance for payment of or payment  for  some  or all of the  Shares  by us or any of our  subsidiaries  or affiliates or the consummation by us or any of our subsidiaries or affiliates of a merger or other  similar  business  combination  involving  the  Company,  (b)
seeking to obtain material damages or otherwise directly or indirectly  relating to the  transactions  contemplated  by the  Offer  or any such  merger  or other similar business  combination,  (c) seeking to restrain or prohibit the exercise of our full rights of ownership or operation by us or any of our subsidiaries or affiliates  of all or any  portion  of our  business  or  assets  or that of the
Company or any of our and the Company's respective subsidiaries or affiliates or to compel us or any of our  subsidiaries  or  affiliates  to  dispose of or hold separate  all or any portion of our business or assets or that of the Company or any of our or the Company's respective  subsidiaries or affiliates,  (d) seeking to  impose  or  confirm  limitations  on  our  ability  or  that  of  any of our subsidiaries  or affiliates  effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by us or any of our  subsidiaries or affiliates on all matters properly presented to the Company's  stockholders,  (e) seeking to require divestiture by us or any of our  subsidiaries  or  affiliates  of any  Shares,  (f) seeking any material  diminution in the benefits  expected to be derived by us or any of our subsidiaries or affiliates as a result of the  transactions  contemplated by the
Offer or any merger or other  business  combination  involving the Company,  (g)
adversely  affecting the financing of the Offer or any merger or other  business combination  involving  the  Company or (h) that  otherwise,  in our  reasonable judgment,  has or may have material adverse  significance with respect to either the value of the Company or any of its  subsidiaries  or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates; or

         (ii) any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed,  enacted, enforced,  promulgated,  issued or deemed applicable to the Offer, the acceptance for payment of or payment for Shares, or any merger or other business  combination  involving the Company,  by any court,
government  or   governmental   authority  or  agency,   domestic,   foreign  or
supranational,  or of any  applicable  foreign  statutes or  regulations  (as in effect as of  January  5,  2006),  to the  Offer or to any such  merger or other business  combination  that,  in our  reasonable  judgment,  might,  directly or indirectly, result in any of the consequences referred to in clauses (a) through
(h) of paragraph (i) above; or

         (iii) any change occurs or is threatened (or any development  occurs or
is  threatened  involving  a  prospective  change)  in  the  business,   assets,
liabilities,  financial  condition,   capitalization,   operations,  results  of
operations  or prospects of the Company or any of its  affiliates  that,  in our reasonable  judgment,  is or may be materially  adverse to the Company or any of its  affiliates,  or we  become  aware  of any  facts  that,  in our  reasonable judgment,  have or may have material adverse significance with respect to either the value of the Company or any of its  affiliates or the value of the Shares to us or any of our affiliates; or

          (iv)  there  occurs  (a) any  general  suspension  of  trading  in, or limitation on prices for,  securities on any national  securities exchange or in the over-the-counter  market, (b) any decline in either the Dow Jones Industrial
Average,  the  Standard  and Poor's  Index of 500  Industrial  Companies  or the
NASDAQ-100  Index by an amount in excess of 15%,  measured from the business day immediately  preceding the  commencement  date of the Offer or any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could have a material adverse effect on the  business,  financial  condition or results of operations or prospects of the Company and its  subsidiaries,  taken as a whole,  (c) the  declaration of a banking  moratorium  or any  suspension  of  payments in respect of banks in the
United States,  (d) any material  adverse  change (or  development or threatened development  involving a  prospective  material  adverse  change) in U.S. or any other  currency  exchange  rates or a  suspension  of, or a  limitation  on, the markets  therefor,  (e) any material  adverse  change in the market price of the
Shares or in the U.S. securities or financial markets, (f) the commencement of a war, armed  hostilities or other  international or national calamity directly or indirectly  involving  the United  States or any attack on,  outbreak  or act of terrorism  involving  the United  States,  (g) any  limitation  (whether  or not mandatory) by any governmental  authority or agency on, or any other event that, in our reasonable  judgment,  may adversely  affect,  the extension of credit by banks or other financial institutions or (h) in the case of any of the foregoing existing at the time of the  commencement of the Offer, a material  acceleration or worsening thereof; or

                                       19

         (v) (a) a tender or  exchange  offer for some or all of the  Shares has been publicly  proposed to be made or has been made by another person (including the Company or any of its  subsidiaries  or  affiliates),  or has been  publicly disclosed,  or we  otherwise  learn that any person or  "group"  (as  defined in
Section  13(d)(3)  of the  Exchange  Act) has  acquired  or  proposes to acquire beneficial  ownership of more than 5% of any class or series of capital stock of the Company  (including  the  Shares),  through the  acquisition  of stock,  the formation of a group or otherwise,  or is granted any option,  right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital  stock of the Company  (including  the Shares)  other than  acquisitions  for bona fide  arbitrage  purposes  only and  other  than as disclosed in a Schedule 13D or 13G on file with the SEC on January 5, 2006,  (b)
any such  person or group  which,  prior to January  6,  2006,  had filed such a
Schedule with the SEC has acquired or proposes to acquire  beneficial  ownership of  additional  shares of any class or series of capital  stock of the  Company, through  the  acquisition  of  stock,  the  formation  of a group or  otherwise, constituting  1% or more of any such class or series,  or is granted any option, right or warrant,  conditional or otherwise,  to acquire beneficial ownership of additional  shares  of any  class or  series  of  capital  stock of the  Company constituting 1% or more of any such class or series, (c) any person or group has entered  into a  definitive  agreement  or an  agreement  in principle or made a proposal with respect to a tender or exchange  offer or a merger,  consolidation or other  business  combination  with or involving the Company or (d) any person has filed a Notification and Report Form under the  Hart-Scott-Rodino  Antitrust
Improvements Act of 1976 or made a public  announcement  reflecting an intent to acquire the Company or any assets or securities of the Company; or

         (vi) the Company or any of its subsidiaries has (a) split,  combined or otherwise  changed,  or authorized or proposed the split,  combination  or other change of, the Shares or its capitalization,  (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the  acquisition  or other reduction in the number of, outstanding  Shares or other securities,  (c) issued or sold,  or  authorized  or proposed  the  issuance or sale of, any  additional
Shares,  shares of any other  class or series of  capital  stock,  other  voting securities or any securities  convertible into, or options,  rights or warrants, conditional  or  otherwise,  to acquire,  any of the  foregoing  (other than the issuance  of Shares  pursuant to and in  accordance  with the terms in effect on
January 5, 2006, of employee stock options  outstanding  prior to such date), or any other  securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any  shares  of any  class  of  capital  stock  or  other  securities  of any subsidiary of the Company, (e) declared,  paid or proposed to declare or pay any dividend or other  distribution  on any shares of capital  stock of the Company,
(f) altered or proposed to alter any material term of any outstanding  security, issued or sold,  or  authorized  or proposed  the  issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (g) authorized, recommended, proposed,  announced its intent to enter into or entered into an agreement  with respect to or effected  any  merger,  consolidation,  liquidation,  dissolution,
business   combination,   acquisition  of  assets,   disposition  of  assets  or
relinquishment  of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business,
(h)  authorized,  recommended,  proposed,  announced its intent to enter into or entered into any agreement or arrangement  with any person or group that, in our reasonable judgment,  has or may have material adverse significance with respect to either the value of the Company or any of its  subsidiaries  or affiliates or the value of the  Shares to us or any of our  subsidiaries  or  affiliates,  (i)
entered  into  or  amended  any  employment,  severance  or  similar  agreement, arrangement or plan with any of its employees  other than in the ordinary course of business  or entered  into or amended any such  agreements,  arrangements  or plans so as to provide for increased  benefits to employees as a result of or in connection  with the  making of the  Offer,  the  acceptance  for  payment of or payment for some of or all the Shares by us or our consummation of any merger or other similar business  combination  involving the Company, (j) except as may be required by law,  taken any action to terminate  or amend any  employee  benefit plan (as defined in Section 3(2) of the Employee  Retirement Income Security Act
of 1974) of the  Company or any of its  subsidiaries,  or we shall  have  become aware of any such action which was not previously  announced or (k) amended,  or authorized or proposed any amendment to, its  certificate  of  incorporation  or bylaws (or other  similar  constituent  documents)  or we become  aware that the
Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of  incorporation  or bylaws (or other similar constituent documents) which has not been previously disclosed; or

          (vii) we become aware (a) that any material  contractual  right of the
Company or any of its  subsidiaries  has been  impaired or  otherwise  adversely affected or that any material  amount of  indebtedness  of the Company or any of its  subsidiaries  has been  accelerated  or has otherwise  become due or become subject  to  acceleration  prior to its  stated  due date,  in each case with or without  notice  or the lapse of time or both,  as a result of or in  connection with  the  Offer  or  the  consummation  by us or any  of  our  subsidiaries  or

                                       20

affiliates  of a merger or other  similar  business  combination  involving  the
Company or (b) of any covenant, term or condition in any instrument or agreement of the Company or any of its subsidiaries that, in our reasonable judgment,  has or may have material  adverse  significance  with respect to either the value of the Company or any of its  affiliates or the value of the Shares to us or any of our affiliates  (including,  without  limitation,  any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or  payment  for some or all of the  Shares  by us or our  consummation  of a merger or other similar business combination involving the Company); or

         (viii) we or any of our affiliates  enters into a definitive  agreement or announces an agreement in principle  with the Company  providing for a merger
or  other  similar  business   combination  with  the  Company  or  any  of  its
subsidiaries  or the purchase of  securities  or assets of the Company or any of
its  subsidiaries,   or  we  and  the  Company  reach  any  other  agreement  or understanding  pursuant to which it is agreed that the Offer will be terminated;
or

         (ix) the Company or any of its  subsidiaries  shall have (a) granted to any person  proposing a merger or other business  combination  with or involving the Company or any of its  subsidiaries  or the purchase of securities or assets of the Company or any of its subsidiaries  any type of option,  warrant or right which, in our reasonable  judgment,  constitutes a "lock-up" device  (including, without  limitation,  a  right  to  acquire  or  receive  any  Shares  or  other securities, assets or business of the Company or any of its subsidiaries) or (b)
paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase;  which, in  Parent's  or the  Purchaser's  reasonable  judgment,  in any such case,  and regardless of the  circumstances  (including any action or omission by Parent or the  Purchaser)  giving  rise to any such  condition,  makes it  inadvisable  to proceed with such acceptance for payment or payment.

         The  foregoing  conditions  are for the sole  benefit  of  Parent,  the
Purchaser  and  their  affiliates  and may be  asserted  by us or  Parent in our reasonable discretion regardless of the circumstances (excluding any affirmative action or omission by Parent or us) giving rise to any such conditions or may be waived  by us in our  reasonable  discretion  in whole or in part at any time or from time to time before the  Expiration  Date  (provided that all conditions to the Offer must be  satisfied  or waived prior to  expiration  of the Offer).  We expressly  reserve the right to waive any of the  conditions to the Offer and to make any change in the terms of or conditions  to the Offer.  Our failure at any time to exercise our rights under any of the foregoing  conditions  shall not be deemed a waiver of any such right.  The waiver of any such right with respect to particular facts and circumstances  shall not be deemed a waiver with respect to any other  facts and  circumstances.  Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any  determination made by us concerning the events described in this Section 14 shall be final and binding upon all parties.

         15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

         GENERAL.  Based on our  examination of publicly  available  information filed by the  Company  with the SEC and  other  publicly  available  information concerning the Company,  other than any consents,  approvals and  authorizations associated  with either the HSR  Condition or the Liquor  Condition,  we are not
aware of any  governmental  license  or  regulatory  permit  that  appears to be material  to the  Company's  business  that might be  adversely  affected by our acquisition  of Shares  pursuant to the Offer or, except as set forth below,  of any approval or other action by any government or governmental administrative or regulatory authority or agency,  domestic or foreign, that would be required for our  acquisition or ownership of Shares  pursuant to the Offer.  Should any such approval or other  action be required or  desirable,  we  currently  contemplate that, except as described below under "State Takeover  Statutes",  such approval or other action will be sought.  There is,  however,  no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter.  There can be no assurance  that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such  approvals  were not obtained or such other  actions were not taken adverse consequences  might not result to the Company's business or certain parts of the
Company's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares  thereunder.  Our obligation  under the Offer to accept for  payment and pay for Shares is subject to the conditions set forth in "The Offer--Section 14".

                                       21

         ANTITRUST.  Under the HSR Act and the rules and  regulations  that have been issued by the Federal Trade  Commission  (the "FTC"),  certain  acquisition transactions  may not be consummated  until certain  information and documentary material has been furnished for review by the Antitrust Division and the FTC and certain  waiting period  requirements  have been  satisfied.  The acquisition of
Shares  pursuant to the Offer is subject to these  requirements.  Purchaser will file a Premerger  Notification  and Report Form with the Antitrust  Division and the FTC in connection with the purchase of Shares pursuant to the Offer.

         Under  the HSR Act,  the  purchase  of  Shares  in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing by the Purchaser of the Premerger  Notification  and Report Form with the
FTC and Antitrust  Division,  unless the waiting period is earlier terminated by the FTC and the  Antitrust  Division  or we  receive  a Request  for  Additional
Information  and  Documentary  Material from the  Antitrust  Division or the FTC prior to that time. If either the FTC or the Antitrust  Division were to issue a
Request for Additional  Information and Documentary  Material to us, the waiting period with respect to the Offer would expire at 11:59 p.m.,  Eastern  time,  on the tenth calendar day after the date of our  substantial  compliance  with that request. Thereafter, the waiting period could be extended only by court order or
with  our  consent.  The  additional   10-calendar-day  waiting  period  may  be
terminated sooner by the FTC and the Antitrust Division. Although the Company is
required to file certain information and documentary material with the Antitrust
Division and the FTC in connection with the Offer, neither the Company's failure to  make  those  filings  nor  the  issuance  to the  Company  by the FTC or the
Antitrust  Division  of a Request for  Additional  Information  and  Documentary
Material will extend the waiting period with respect to the Offer.

         The Antitrust  Division and the FTC frequently  scrutinize the legality under the antitrust laws of  transactions,  such as our acquisition of Shares in the Offer and any merger between us and the Company. At any time before or after our purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws that either deems  necessary or desirable in the public interest,  including  seeking to enjoin the purchase of Shares in the Offer, the divestiture  of Shares  purchased  pursuant to the Offer or the  divestiture  of substantial assets of the Company or any of its subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

         State   antitrust   authorities   and   private   parties   in  certain
circumstances  may bring legal action under the antitrust laws seeking to enjoin the Offer or to impose conditions on the Offer.

         STATE  TAKEOVER  STATUTES.  A number of states have  adopted laws which purport, to varying degrees,  to apply to attempts to acquire  corporations that are incorporated in, or which have substantial assets,  stockholders,  principal executive  offices or principal places of business or whose business  operations otherwise  have  substantial  economic  effects in, such  states.  The  Company, directly  or  through  subsidiaries,  conducts  business  in a number  of states throughout  the United States,  some of which have enacted such laws.  Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and the Company,  and we have not complied with any such laws.
To the extent  that  certain  provisions  of these laws  purport to apply to the
Offer or any such merger or other  business  combination,  we believe that there are reasonable bases for contesting such laws.

         If any  government  official  or third  party  seeks to apply any state takeover law to the Offer or any merger or other business combination between us or any of our  affiliates  and the  Company,  we will take  such  action as then appears  desirable,  which action may include  challenging the  applicability or validity of such statute in  appropriate  court  proceedings.  If it is asserted that one or more state takeover  statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other  business  combination,  we might be required to file certain  information with, or to receive approvals from, the relevant state authorities or holders of
Shares,  and we may be unable to accept for  payment or pay for Shares  tendered pursuant to the Offer, or be delayed in continuing or consummating  the Offer or any such  merger or other  business  combination.  In such  case,  we may not be obligated  to  accept  for  payment  or pay for any  tendered  Shares.  See "The
Offer--Section 14".

         OTHER. Any merger or other similar business combination that we propose would also have to comply with any applicable  U.S.  federal law. In particular, unless  the  Shares  were  deregistered  under  the  Exchange  Act prior to such transaction,  if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive  cash for their  Shares in an amount at least equal to the price paid

                                       22

in the Offer,  we may be required  to comply with Rule 13e-3 under the  Exchange
Act. If applicable,  Rule 13e-3 would require,  among other things, that certain financial information concerning the Company and certain information relating to the  fairness  of the  proposed  transaction  and the  consideration  offered to minority  stockholders  in  such  a  transaction  be  filed  with  the  SEC  and distributed to such stockholders prior to consummation of the transaction.

          LIQUOR  APPROVALS.  The  Purchaser  is  required  to obtain  consents, approvals or  authorizations  from the state, city and/or local liquor licensing boards or agencies in certain states in which the Company holds liquor  licenses for the operation of its businesses.  Certain of these approvals are required to be obtained prior to a change in control being  effected,  and it is a condition to the  Purchaser's  obligation to consummate the Offer that these  approvals be obtained prior to the Expiration  Date. In addition,  the surviving  corporation will be required to make  filings or send notices to certain  additional  liquor licensing agencies following consummation of the Offer and any merger.

         16. FEES AND EXPENSES. We have retained MacKenzie Partners, Inc. to act as the  information  agent and American Stock Transfer & Trust Company to act as the depositary in connection with the Offer.  The Information  Agent may contact holders of Shares by mail, telephone,  telex,  telegraph and personal interviews and may request brokers,  dealers,  banks, trust companies and other nominees to forward materials  relating to the Offer to beneficial  owners.  The Information
Agent and the Depositary each will receive reasonable and customary compensation for  their  respective  services,  will be  reimbursed  for  certain  reasonable out-of-pocket  expenses and will be indemnified  against certain  liabilities in connection  therewith,  including  certain  liabilities  under the U.S.  federal securities laws.

         We will not pay any fees or  commissions to any broker or dealer or any other  person  (other  than  the  Information  Agent  and  the  Depositary)  for soliciting  tenders of Shares pursuant to the Offer.  Brokers,  dealers,  banks, trust companies and other nominees will,  upon request,  be reimbursed by us for reasonable  and  necessary  costs and  expenses  incurred by them in  forwarding materials to their customers.

         17. MISCELLANEOUS.  The Offer is not being made to, nor will tenders be accepted from or on behalf of,  holders of Shares in any  jurisdiction  in which the making of the Offer or acceptance  thereof  would not be in compliance  with the laws of such jurisdiction.  However,  we may, in our reasonable  discretion, take  such  action  as we may  deem  necessary  to make  the  Offer  in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

         No  person  has been  authorized  to give any  information  or make any representation  on behalf of Parent or the Purchaser not contained in this Offer to  Purchase  or in the  Letter  of  Transmittal  and,  if given  or made,  such information or representation must not be relied upon as having been authorized.

         We have filed with the SEC a Tender  Offer  Statement  on Schedule  TO, together  with  exhibits,  pursuant  to  Rule  14d-3  under  the  Exchange  Act, furnishing  certain  additional  information  with  respect  to the  Offer.  The
Schedule TO and any amendments thereto,  including exhibits, may be examined and copies may be obtained  from the offices of the SEC in the manner  described  in
"The Offer--Section 9" of this Offer to Purchase.

                                   NPSP ACQUISITION CORP.
                                   January 6, 2006

                                       23

                                   SCHEDULE I

 DIRECTORS AND EXECUTIVE OFFICERS OF THE NEWCASTLE ENTITIES, THE STEEL ENTITIES,
                              PARENT AND PURCHASER

         Mark E.  Schwarz,  Steven  J.  Pully  and John P.  Murray  are the sole officers of the  Newcastle  Entities  which  currently  have no  directors.  Mr.
Schwarz is the President,  Chief  Executive  Officer and sole director of Parent and the  Purchaser.  Mr. Pully is the  Secretary and Treasurer of Parent and the
Purchaser.  Warren G. Lichtenstein is the sole executive officer and director of the Steel Entities.

         The Newcastle Entities, the Steel Entities, Parent, the Purchaser, Mark
E. Schwarz and Warren G.  Lichtenstein are parties to a Joint Filing  Agreement, dated December 22, 2005,  pursuant to which they have agreed to the joint filing on behalf of each of them of a Statement on Schedule 13D dated December 22, 2005
(including amendments thereto) with respect to the Shares of the Company.

         The name,  current  principal  occupation  or  employment  and material occupations,  positions,  offices or employment  for the past five years of each director and executive  officer of the Newcastle  Entities,  the Steel Entities,
Parent and the  Purchaser  are set forth  below.  The  business  address of each director and officer of the  Newcastle  Entities is care of Newcastle  Partners,
L.P., 300 Crescent Court, Suite 1110, Dallas,  Texas 75201. The business address of the sole director and officer of the Steel Entities is care of Steel Partners
II, L.P., 590 Madison Avenue,  32nd Floor,  New York, New York 10022.  Except as
provided in the Offer to Purchase,  none of the  directors  and officers  listed below  has,  during  the past  five  years,  (i) been  convicted  in a  criminal proceeding  or (ii) been a party to any  judicial or  administrative  proceeding that  resulted in a judgment,  decree or final order  enjoining  the person from future  violations of, or  prohibiting  activities  subject to, U.S.  federal or state  securities  laws, or a finding of any violation of U.S.  federal or state securities  laws.  All directors  and officers  listed below are citizens of the
United States.

                                                                 Current Principal Occupation or
Name                              Age                     Employment and Five-year Employment History
----                              ---                     -------------------------------------------

Mark E. Schwarz                   44        Mark E. Schwarz is the Chairman,  Chief  Executive  Officer and Portfolio
                                            Manager of  Newcastle  Capital  Management,  L.P.,  a private  investment management firm he founded in 1993 that is the general partner of Parent.
                                            Mr.  Schwarz  is  Chairman  of the Board and Chief  Executive  Officer of
                                            Hallmark  Financial  Services,  Inc., a property  and casualty  insurance company,  Chairman  of the Board of Bell  Industries,  Inc.,  a  computer systems  integrator,  Pizza Inn,  Inc., a franchisor  and food and supply distributor,  and New Century Equity Holdings Corp., an asset  management company,  and a director of Nashua Corporation,  a specialty paper, label and printing supplies manufacturer, SL Industries, Inc., a power and data quality products manufacturer, WebFinancial Corporation, a specialty bank and finance company,  and Vesta Insurance Group,  Inc., a holding company for a group of insurance companies.

Warren G. Lichtenstein            39        Mr. Lichtenstein is the Chairman of the Board, Secretary and the Managing
                                            Member of Steel Partners,  L.L.C.,  the general partner of Steel Partners
                                            II, L.P., a private  investment  partnership,  and the  President,  Chief
                                            Executive  Officer and a director of Steel  Partners,  Ltd., a management and advisory company that provides  management services to Steel Partners
                                            II,  L.P.  and its  affiliates.  Mr.  Lichtenstein  has  been a  director
                                            (currently  Chairman of the Board) of United  Industrial  Corporation,  a
                                            company  principally  focused on the  design,  production  and support of defense  systems and a manufacturer  of combustion  equipment for biomass and refuse fuels, since May 2001. Mr.  Lichtenstein  served as a director of WebFinancial Corporation  ("WebFinancial"),  a consumer and commercial lender,  from 1996 to 2005 and  served as  Chairman  and Chief  Executive
                                            Officer of  WebFinancial  from December 1997 to June 2005. He also served

                                                       S-1

                                            as President of  WebFinancial  from December 1997 through  December 2003.
                                            Mr.  Lichtenstein  has been a director of Layne  Christensen  Company,  a provider of products and services  for the water,  mineral,  construction and energy  markets,  since  January  2004 and has been a director of BKF
                                            Capital Group, Inc., a publicly-traded investment firm, since June 2005.

Steven J. Pully                   45        Mr. Pully is the President of Newcastle  Capital  Management,  L.P.,  the
                                            general partner of Parent.  Mr. Pully is also Chief Executive Officer and a director of New Century  Equity  Holdings  Corp.,  an asset  management company,  a director of Pizza Inn, Inc., a franchisor and food and supply distributor  and was Chief  Executive  Officer  of  Pinnacle  Frames  and
                                            Accents,  Inc.  from January  2003  through June 2004, a private  company engaged in mass  production of picture frame  products.  Prior to joining
                                            Newcastle  Capital  Management,  L.P.  in late  2001,  from  May  2000 to
                                            December 2001, he was a managing director in the mergers and acquisitions department of Banc of America  Securities,  Inc. and from January 1997 to
                                            May 2000 he was a member of the  investment  banking  department  of Bear
                                            Stearns  where he became a senior  managing  director  in 1999.  Prior to becoming  an  investment  banker,  Mr.  Pully  practiced  securities  and corporate law at the law firm of Baker & Botts. Mr. Pully is a CPA, a
                                            CFA and a member of the Texas Bar.

John P. Murray                    35        Mr.  Murray  is  the  Chief  Financial   Officer  of  Newcastle   Capital
                                            Management,  L.P.,  the  general  partner  of  Parent.  Prior to  joining
                                            Newcastle  Capital  Management,  L.P. in January  2002,  Mr. Murray was a
                                            partner with Speer & Murray, Ltd., an accounting firm specializing in tax  planning and  compliance,  estate  planning,  asset  protection  and investment  management.  Mr. Murray was also previously employed by Ernst
                                            & Young, LLP as a member of the audit staff.

                                                        S-2

                                   SCHEDULE II

    TRANSACTIONS IN THE SHARES BY THE NEWCASTLE ENTITIES, THE STEEL ENTITIES,
                  PARENT AND PURCHASER DURING THE PAST 60 DAYS

   Shares of Common Stock          Price Per               Date of
          Purchased                Share ($)              Purchase
          ---------                ---------              --------

                            NEWCASTLE PARTNERS, L.P.
                            ------------------------

         29,900                    13.1003                 11/07/05
         37,500                    13.0658                 11/08/05
         36,600                    13.0530                 11/09/05
         48,000                    12.9981                 11/10/05
          6,360                    12.9939                 11/11/05
         25,525                    13.0019                 11/14/05
         38,229                    13.0014                 11/15/05
         61,800                    12.9996                 11/18/05
         33,599                    13.0122                 11/21/05
         45,800                    13.0601                 11/22/05
          2,500                    13.0460                 11/22/05
         12,700                    13.0405                 11/25/05
          3,600                    13.0500                 12/06/05
           250                     13.1100                 12/07/05
         62,200                    13.3081                 12/12/05

                       NEWCASTLE CAPITAL MANAGEMENT, L.P.
                       ----------------------------------
                                      None

                         NEWCASTLE CAPITAL GROUP, L.L.C.
                         -------------------------------
                                      None

                             STEEL PARTNERS II, L.P.
                             -----------------------
                                      None

                             STEEL PARTNERS, L.L.C.
                             ----------------------
                                      None

                              F&H ACQUISITION CORP.
                              -------------------------
                                      None

                             NPSP ACQUISITION CORP.
                             ----------------------
                                      None

                                      S-3

         Facsimile  copies of the Letter of  Transmittal  will be accepted.  The
Letter of  Transmittal  and  certificates  for  Shares  and any  other  required documents  should be sent to the  Depositary  at one of the  addresses set forth below:

                         The Depositary for the Offer is

                       [LOGO] American Stock Transfer
                              & Trust Company

     BY MAIL OR OVERNIGHT COURIER:                            BY HAND:

American Stock Transfer & Trust Company       American Stock Transfer & Trust Company
           Operations Center                      Attn: Reorganization Department
    Attn: Reorganization Department                        59 Maiden Lane
           6201 15th Avenue                               Concourse Level
          Brooklyn, NY 11219                             New York, NY 10038

                                  By Facsimile
                                 (718) 234-5001

                         Confirm Facsimile Transmission
                               (By Telephone Only)
                            Toll Free (877) 248-6417

         If you  have  questions  or need  additional  copies  of this  Offer to
Purchase and the Letter of Transmittal,  you can call the  Information  Agent at its address and  telephone  numbers set forth  below.  You may also contact your broker,  dealer, bank, trust company or other nominee for assistance  concerning the Offer.

                     The Information Agent for the Offer is:

                                [LOGO] MACKENZIE
                                 PARTNERS, INC.

                               105 Madison Avenue
                               New York, New York
                          (212) 929-5500 (call collect)
                                       or
                          Call Toll-Free (800) 322-2885